EXHIBIT 5.1

                         OPINION AND CONSENT OF COUNSEL


May 25, 2007

ERF Wireless, Inc.

Ladies and Gentlemen:

We have examined the registration statement on Form S-8 of ERF Wireless, Inc., a Nevada corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of the Registrant's common stock, $.001 par value per share (the "Common Stock"), under the plan described in the Registration Statement (the "Plan").

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Plan.

We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Registration Statement and the exhibits thereto, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.


                                                     Very truly yours,


                                                     /s/ Brewer & Pritchard, PC
                                                     ---------------------------
                                                     Brewer & Pritchard, PC


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